Exhibit 99.1

March 6, 2003

SAUER-DANFOSS INC. ANNOUNCES FIRST QUARTER DIVIDEND OF $0.07 PER SHARE

CHICAGO, Illinois, USA, March 6, 2003 – Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced that its board of directors has declared a cash dividend of $0.07 per share for the first quarter ended March 30, 2003. The dividend is payable on April 15, 2003, to stockholders of record as of March 28, 2003.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with more than 7,000 employees worldwide and revenue of approximately $950 million, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region. More details online at www.sauer-danfoss.com.

For further information please contact:
Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

Executive Office:  250 Parkway Drive, Suite 270, Lincolnshire, IL   60069